AssetMark Funds
(the “Trust”)
Registration # 811-10267
Form N-SAR
Annual Period Ended March 31, 2007

Sub-Item 77K:  Change in Independent Registered Public Accounting Firm

PricewaterhouseCoopers LLP (“PwC”), effective March 1, 2007, resigned as independent registered public accounting firm of the Trust. PwC's report on the Trust’s financial statements for each of the past two years did not include any adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.   During the Registrant's two most recent fiscal years and any subsequent period through March 1, 2007, there were no disagreements, opinions or other events pursuant to paragraph (iv) or (v) of Item 304(a)(1) of Regulation S-K. The Trust requested that PwC furnish it with a letter addressed to the SEC stating whether or not it agrees with the above comments.  A copy of such letter, dated May 30, 2007, is filed as Exhibit A to this Item 77K.

The Board of Trustees and the Audit Committee of the Trust engaged KPMG, LLP on March 8, 2007 as the new independent registered public accounting firm.

 Exhibit A

May 29, 2007

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by AssetMark Funds (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 77K of Form N-SAR, as part of the Funds' N-SAR-B report for the year ended March 31, 2007 to be filed on May 30, 2007.  We agree with the statements concerning our Firm in such Form N-SAR.

Very truly yours,

PricewaterhouseCoopers LLP